Exhibit 5.1
June 29, 2011
Matter No: 875891
Doc Ref: DML/RW/jm/366017

(852) 2842 9511 / (852) 2845 9554
David.Lamb@conyersdill.com
Rowan.Wu@conyersdill.com
eLong, Inc.
Block B, Xingke Plaza
10 Jiuxianqiao Zhonglu
Chaoyang District, Beijing 100015
People’s Republic of China
Dear Sirs,
Re : eLong, Inc. (the “Company”)
We have acted as special legal counsel in the Cayman Islands to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2011 relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of 3,000,000 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”), issued and issuable pursuant to the eLong, Inc. 2009 Share and Annual Incentive Plan dated 13 May 2009 as amended by the board of directors of the Company on 17 March, 2011 (the “Plan”) which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto.
For the purpose of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the third amended and restated memorandum of association and the third amended and restated articles of association of the Company, copies of (1) unanimous written consent of the board of directors of the Company dated 12 May 2009 and 17 March, 2011, (2) minutes of the compensation committee meeting dated 7 March, 2011, and (3) written resolutions of all the directors of the Company approving the set up of compensation committee dated 27 October 2004 (together, the “Resolutions”) and such other documents, and made such enquires as to questions of law, as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and the Plan and other documents reviewed by us, (c) that the Resolutions remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Ordinary Shares, the Company will receive payment in full and (f) that no person is aware of any improper purpose for the issue of the Ordinary Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
On the basis of, and subject to, the foregoing, we are of the opinion that:
1.
The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.
When issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman